UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CBL & ASSOCIATES PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 13, 2013 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,
Chairman of the Board

CBL & Associates Properties, Inc. | CBL Center, Suite 500 | 2030 Hamilton Place Boulevard | Chattanooga, TN 37421-6000 | p. 423.855.0001 | f. 423.490.8662 | cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 13, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 13, 2013 at 4:00 p.m. (EDT) for the following purposes:

1.	To re-elect five directors to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2013 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of our executive compensation (“Proposal 3”); and

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 15, 2013, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Chief Executive Officer
Chattanooga, Tennessee
March 29, 2013

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 13, 2013

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 13, 2013, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2012, on or about March 29, 2013, to stockholders of record as of March 15, 2013. To obtain directions to be able to attend the meeting and vote in person, you may contact our Senior Vice President –Investor Relations/Corporate Investments either by mail at our corporate office address listed above, or by e-mail to Katie_Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2013:

The Company’s Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company’s fiscal year ended December 31, 2012, are also available at
http://cblproperties.com/cbl.nsf/financial_reports.html.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 15, 2013 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 161,499,487 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•	The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

◦
Proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2013, and

◦	Proposal 3, the advisory resolution approving the compensation of our named executive officers.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Special Note Regarding Shares Held in Broker Accounts

Under current New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1 or Proposal 3 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on Proposal 3.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1 and 3 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2 or the advisory resolution approving compensation of our named executive officers under Proposal 3.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted FOR the election of the Board of Directors’ nominees for election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2013 as described in Proposal 2; and FOR the advisory resolution approving compensation of our named executive officers as described in Proposal 3.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eight members. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), a majority of our directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Historically, our Board of Directors was divided into three classes (having three members each, prior to the retirement of director John N. Foy in December 2012), serving staggered three-year terms with the term of office of one class of directors expiring each year. At our 2011 annual meeting, however, our stockholders approved an amendment to our Certificate of Incorporation to provide for the annual election of directors to be phased in over time, so that the current terms of our directors would not be affected. Pursuant to this amendment:

•	each of the five directors elected at this year’s Annual Meeting will be elected for a one-year term that expires at our annual meeting of stockholders in 2014;

•	our three current directors whose terms expire at the 2014 annual meeting will continue to serve until the expiration of their term at the 2014 annual meeting; and

•	thereafter, beginning with the 2014 annual meeting of stockholders, all directors will be elected annually.
Our Board of Directors has delegated to the Board’s Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and the Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of the Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

As a general matter, our Board believes that each director nominee, and each of the Company’s continuing directors, has valuable individual experiences, qualifications, attributes and skills that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company’s business. As indicated in their biographies presented below, each of our directors and director nominees has significant experience in one or more of the fields of (i) commercial real estate (Messrs. DeRosa, Dominski, C. Lebovitz, S. Lebovitz and Nay and Ms. Nelson), (ii) financial services (Messrs. DeRosa, Dominski, S. Lebovitz and Walker and Ms. Nelson), (iii) law (Mr. Bryenton) and (iv) retail operations (Messrs. DeRosa and Nay) that enable them to effectively oversee the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as CBL. Each of our directors and director nominees also has significant leadership and strategic planning experience gained through service (A) as the president or chief executive officer (Messrs. Dominski, C. Lebovitz, S. Lebovitz, and Walker) or as the principal financial officer (Mr. DeRosa) of either the Company or another publicly traded company, (B) as the Executive Partner and Chief Operating Officer of a major national law firm (Mr. Bryenton), (C) as chief administrative officer for the mortgage and real estate division of a major institutional investor (Ms. Nelson), or (D) as the senior real estate executive leading strategic growth programs for two major national retailers (Mr. Nay). Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that the Board of Directors has determined qualify each continuing director and director nominee for service on the Company’s Board of Directors are set forth in each individual’s biography presented below.

Upon the recommendation of the Company’s Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of Stephen D. Lebovitz, Thomas J. DeRosa, Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker, each to serve for a term of one year and until their successors are duly elected and shall qualify. Mr. Lebovitz is President and Chief Executive Officer of the Company and serves as a member of the Company’s Executive Committee. Mr. DeRosa, Mr. Dominski,

Ms. Nelson and Mr. Walker are four of the Company’s six Independent Directors. Mr. DeRosa currently serves as a member of the Company’s Audit and Compensation Committees. Mr. Dominski currently serves as Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit and Nominating/Corporate Governance Committees. Ms. Nelson currently serves as a member of the Company’s Executive Committee. Mr. Walker currently serves as Chairman of the Company’s Audit Committee and as a member of the Company’s Compensation and Nominating/Corporate Governance Committees.

Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

Set forth below is information with respect to the nominees for election:

Name	Age	Current Position*
Stephen D. Lebovitz	52	Director, President and Chief Executive Officer
Thomas J. DeRosa	55	Director
Matthew S. Dominski	58	Director
Kathleen M. Nelson	67	Director
Winston W. Walker	69	Director
__________________

*
The position shown represents the individual’s position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. Mr. Lebovitz is a past president of the Boston Jewish Family & Children’s Service, co-chair of the 2009 Annual Campaign, a member of the Board of Directors of Boston’s Combined Jewish Philanthropies, a Trustee of Milton Academy, Milton, Massachusetts, and a former member of the Board of Trust of Children’s Hospital, Boston. He is a past Trustee and Divisional Vice President of the International Council of Shopping Centers, Inc. (“ICSC”) (2002-08). Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz, the Company’s Chairman, and a brother of Michael I. Lebovitz and Alan L. Lebovitz, an executive vice president and a senior vice president, respectively, of the Company.

Thomas J. DeRosa joined the Company as a director on May 3, 2010. He is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Since 2004, Mr. DeRosa has been a director of Health Care REIT, Inc., a NYSE-listed REIT focused on senior housing and health care real estate, where he serves as Chairman of the Audit Committee of the board of directors and is a member of the Investment, Nominating/Corporate Governance and Planning Committees of Health Care REIT’s board.

Mr. DeRosa serves as a director of Value Retail PLC, a private UK owner, operator and developer of high fashion outlet shopping villages in Europe. He also previously served as a director of Dover Corporation, a NYSE-listed global provider of equipment, specialty systems and services for various industrial and commercial markets, and as a member of the Audit Committee of Dover Corporation’s board. Mr. DeRosa received a Bachelor of Science degree in Business Administration from Georgetown University, where he currently serves as a Trustee and as a member of the school’s Board of Directors and its Audit Committee, and also received a Master of Business Administration degree from Columbia University.

Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski is a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC. Mr. Dominski received his Bachelor of Arts degree in economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

Kathleen M. Nelson joined the Company as a director on May 5, 2009, when she was appointed to the Board of Directors to fill the vacancy that resulted from the retirement of director Martin J. Cleary following the Company’s 2009 Annual Meeting of Stockholders. (See below under “Certain Terms of the Jacobs Acquisition” for additional information.) Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (“KMN”), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, and a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson is also a director, and a member of the Risk Committee, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

Winston W. Walker has served as a director of the Company since the completion of its initial public offering in November 1993. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors and is Chairman of the Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until 1993, and served in various other capacities with Provident from 1974 to 1987. Since 1993, Mr. Walker has been President and Chief Executive Officer of Walker & Associates, which provides strategic consultation primarily to clients in the healthcare and insurance industries. Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a NYSE-listed REIT that is one of the largest owners, managers and developers of high quality student housing properties in the United States. Mr. Walker received a Bachelor of Arts degree in Russian from Tulane University and a Ph.D. in Mathematics from the University of Georgia.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE FIVE
DIRECTOR NOMINEES NAMED ABOVE

Additional Directors and Executive Officers

Set forth below is information with respect to those individuals serving as directors and executive officers of the Company as of March 15, 2013 (other than Stephen D. Lebovitz, Thomas J. DeRosa, Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker):

Name	Term Expires (1)	Age	Current Position (2)
Charles B. Lebovitz	2014	76	Chairman of the Board of Directors
Gary L. Bryenton	2014	73	Director
Gary J. Nay	2014	68	Director
Ben S. Landress	—	85	Executive Vice President – Management
Michael I. Lebovitz	—	49	Executive Vice President – Development and Administration
Farzana K. Mitchell	—	61	Executive Vice President – Chief Financial Officer and Treasurer
Augustus N. Stephas	—	70	Executive Vice President and Chief Operating Officer
Jeffery V. Curry	—	52	Chief Legal Officer and Secretary
__________________

(1)	Indicates expiration of term as a director.

(2)	The position shown represents the individual’s position with the Company and with the Management Company.

Charles B. Lebovitz served as Chairman of the Board and Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until Stephen D. Lebovitz became Chief Executive Officer effective January 1, 2010. He continues to serve as Chairman of the Board and as Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates (the “Associates”), one of whom was Ben S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation of Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz also has previously served as Chairman of the ICSC and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of the National Association of Real Estate

Investment Trusts (“NAREIT”). He is also a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga and a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Stephen D. Lebovitz and Michael I. Lebovitz, executive officers of the Company, and Alan L. Lebovitz, a senior vice president of the Company.

Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”). Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of Heidelberg College and also is a former Trustee of the Rutherford B. Hayes Presidential Center. Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

Gary J. Nay joined the Company as a director upon his election at the 2011 Annual Meeting. He is the former Vice President of Real Estate of Macy’s, Inc. and its predecessor, Federated Department Stores, a position he held from 1988 through his retirement in February 2010. As head of Real Estate at Federated/Macy’s, Mr. Nay led the growth of the company’s portfolio from 220 stores to 850 Macy’s and Bloomingdale’s stores across 45 states, Puerto Rico and Guam, generating more than $24 billion in sales. From 1980 to 1988, Mr. Nay served as Divisional Vice President of Real Estate for Mervyn’s, then a subsidiary of Dayton Hudson Corporation, during which time he was responsible for Mervyn’s expansion to the East Coast, opening 76 stores from Texas to Florida. Mr. Nay has served on the Board of Trustees of the ICSC, including positions on the Executive Committee and as former Dean of the School of Retailing for ICSC’s University of Shopping Centers. He also previously served as a director of the Dan Beard Council of The Boy Scouts of America and has held positions on the Strategic Planning Committee and as past Co-Chairman of the Friends of Scouting campaign. During his career at Federated/Macy’s, Mr. Nay chaired the annual United Way Campaign for Macy’s corporate office and represented Macy’s on the board of The Cincinnati New Markets Fund, a private organization of 13 leading Cincinnati corporations, providing loans and equity investments that have helped to revitalize the center city and adjacent Over-The-Rhine neighborhood in Cincinnati, Ohio. Mr. Nay holds a B.A. degree from the University of North Texas.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President – Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. He also serves as the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Michael I. Lebovitz serves as Executive Vice President – Development and Administration of the Company. Mr. Lebovitz served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010, when he was promoted to his current position. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He is also a member of the Boards of the United Way of Greater Chattanooga and of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana K. Mitchell serves as Executive Vice President – Chief Financial Officer and Treasurer of the Company. Ms. Mitchell served as Executive Vice President – Finance of the Company from January 2010 through September 10, 2012, when she was promoted to her current positions. Previously, Ms. Mitchell served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Mitchell received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Stephas served as Chief Operating Officer – Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held those positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Other Senior Officers

Set forth below is information with respect to those individuals serving as senior officers of the Company, in addition to our directors and executive officers, as of March 15, 2013:

Name	Age	Current Position (1)
Howard B. Grody	52	Senior Vice President – Leasing
Alan L. Lebovitz	45	Senior Vice President – Asset Management
Katie A. Reinsmidt	34	Senior Vice President – Investor Relations/Corporate Investments
Jerry L. Sink	62	Senior Vice President – Mall Management
Charles W.A. Willett, Jr.	63	Senior Vice President – Real Estate Finance
__________________

(1)	The position shown represents the individual’s position with the Company and with the Management Company.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position in June 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, assuming leasing responsibilities for the Company’s three Nashville-area malls. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company. He was promoted to that position in February 2009, having previously served as Vice President – Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained a Master of Business Administration degree from Vanderbilt University prior to joining CBL in 1995. He is the immediate past president of the B’nai Zion Congregation of Chattanooga, a Leadership Chattanooga alumnus and is a member of the Board of the United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Katie A. Reinsmidt serves as Senior Vice President – Investor Relations/Corporate Investments of the Company, having been promoted to that position in September 2012. Ms. Reinsmidt joined the Company as Director of Investor Relations in 2004 and was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010. Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs. Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis. She also serves as a Trustee for the City of Chattanooga General Pension Board.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager (SCSM) as recognized by the ICSC.

Charles W.A. Willett, Jr. serves as Senior Vice President – Real Estate Finance of the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company’s finance department and he served in a similar capacity with CBL’s Predecessor prior to 1993. Mr. Willett joined CBL’s Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.0% sole general partner interest and a 83.5% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions – Operating Partnership Agreement; CBL Rights”. The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Certain Terms of the Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors by two members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees in 2001. Under the Voting/Standstill Agreement, JRI continued to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, ceased during 2012 to beneficially own the aggregate number of Series J Special Common Units (“SCUs”) in the Operating Partnership (now Common Units, following the Company’s exercise of its right to convert all Series J SCUs to Common Units during 2011) and shares of Common Stock necessary to support such continued right. Additionally, under the Voting/Standstill Agreement prior to its expiration on January 31, 2013: (i) CBL’s Predecessor and certain of the Company’s executive officers had agreed to vote their shares in favor of JRI’s designees and (ii) the Jacobs Persons had agreed (A) to a 12-year standstill period during which they would not seek to acquire control of the Company or participate in a group seeking to acquire such control and (B) to vote their shares in favor of the election of the Board’s nominees to the Board of Directors who were running unopposed and uncontested. The Company consulted with JRI prior to the initial submission of Ms. Nelson’s name for consideration as a director nominee by the Nominating/Corporate Governance Committee of the Company’s Board of Directors, and JRI indicated its approval of Ms. Nelson as a potential replacement for Mr. Cleary as a JRI designee under the Voting/Standstill Agreement. Neither Gary L. Bryenton nor Kathleen M. Nelson were parties to the Voting/Standstill Agreement, nor is either of them a party to any other agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview. Our Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. Effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements”. These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to the Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of the Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company’s eight directors were independent under the standards of the SEC and NYSE and as set forth in the Company’s Director Independence Standards. Messrs. Charles B. Lebovitz and Stephen D. Lebovitz, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the following two directors:

•
With respect to Mr. Bryenton and Ms. Nelson, the Board considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition, prior to their expiration during the past year, as described above (see above “Certain Terms of the Jacobs Acquisition”).

•
With respect to Mr. Bryenton, the Board considered the fact that he serves on the board of REJ Realty LLC (“REJ”), which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel). In connection with these relationships, the Board also considered the fact that Mr. Bryenton has provided formal, written confirmation to both the Company and REJ Realty LLC that:

(i)
in his capacity as a director of CBL, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J SCUs held or controlled by REJ, (B) the conversion of such Series J SCUs to Common Units in CBL’s Operating Partnership and (C) the exercise of exchange rights with respect to Operating Partnership units held or controlled by REJ into common stock of CBL, and related matters;

(ii)
in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton committed to, and did, recuse himself from all discussions relating to (A) the Series J SCUs held or controlled by REJ, (B) the conversion of such Series J SCUs to Common Units by CBL, and (C) the exercise of exchange rights with respect to units held or controlled by REJ for common stock of CBL, and subsequent decisions regarding the disposition of such common stock of CBL; and

(iii)
both in his capacity as a director of CBL and in his capacity as one of the voting members of the Board of Managers of REJ, Mr. Bryenton will recuse himself from any and all discussions relating to decisions regarding Triangle Town Center and Gulf Coast Town Center while REJ continues to own and/or control interests in those joint ventures.

Additional Policy Statements. Effective as of January 1, 2006, and further amended effective January 1, 2012 with respect to minimum stock ownership levels for non-employee directors, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by the later of five (5) years from January 1, 2012 or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company’s common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such non-employee director shall receive from the Company. This policy statement includes an exemption for any non-employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers and Senior Vice Presidents – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer or senior vice president, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year's annual base salary
President	2x prior calendar year's annual base salary
Chief Financial Officer	2x prior calendar year's annual base salary
Executive Vice President	2x prior calendar year's annual base salary
Senior Vice Presidents	1x prior calendar year's annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected to fill the remainder of the term to which the director was originally appointed (or for another full term, as appropriate).

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. The Independent Directors have designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in four executive sessions during 2012.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at this time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz’ leadership has made to the success of the Company in his over 20 years of service, including his service as CBL’s President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993. The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company’s ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the two current executive directors (Chairman Charles B. Lebovitz and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors, and historically six of the eight current members of the Company’s Board have satisfied this requirement, as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Independent Director serving as Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive session without the presence of management, with the lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that it faces.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of CBL. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the Company’s Disclosure Committee, and exercises certain oversight responsibilities under the Company’s Related Party Transactions Policy as described herein under the section entitled “Certain Relationships and Related Person Transactions.”

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of the directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Senior Vice President – Investor Relations/Corporate Investments, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Senior Vice President – Investor Relations/Corporate Investments and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s directors attended the 2012 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Senior Vice President – Investor Relations/Corporate Investments. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met thirteen times and took action by unanimous written consent three times during 2012. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2012.

Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), Stephen D. Lebovitz and Kathleen M. Nelson. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws. The Executive Committee met six times during 2012.

Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Gary L. Bryenton, Thomas J. DeRosa and Matthew S. Dominski, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Senior Vice President – Investor Relations/Corporate Investments at the address provided above. The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management. The Audit Committee also exercises certain oversight responsibilities under the Company’s Related Party Transactions Policy, as described herein under the section entitled “Certain Relationships and Related Person Transactions.” The Audit Committee met ten times during 2012.

Compensation Committee. The Compensation Committee is comprised of Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004, as amended May 8, 2012. A copy of the charter, as amended, is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Senior Vice President – Investor Relations/Corporate Investments at the address provided above. The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of senior vice president or higher. The Compensation Committee administers both (i) the Second Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Prior Stock Incentive Plan”), with respect to awards that remain outstanding under such plan, and (ii) the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to both plans, such as the documentation and record-keeping functions concerning awards issued under such plans, to employees in the Company’s accounting and treasury departments, with assistance from Company counsel. Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.” The Compensation Committee met four times during 2012.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee currently is comprised of Gary L. Bryenton (Chairman), Matthew S. Dominski, Gary J. Nay and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Senior Vice President – Investor Relations/Corporate Investments at the address provided above. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.

The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition, prior to their expiration during the past year, as discussed above.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 29, 2013, in order to be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. The Nominating/Corporate Governance Committee met two times during 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 15, 2013, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	24,141,021	14.95%	12.64%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	19,156,639	11.86%	10.03%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	8,608,373	5.33%	4.51%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	8,379,112	5.19%	4.39%
Invesco Ltd. (7) 1555 Peachtree Street NE Atlanta, GA 30309	8,163,537	5.05%	4.27%
CBL & Associates, Inc.(“CBL’s Predecessor”) (8)	16,764,484	9.46%	8.78%
Charles B. Lebovitz (9)	18,748,669	10.50%	9.81%
John N. Foy (10)	640,584	*	*
Stephen D. Lebovitz (11)	1,143,977	*	*
Farzana K. Mitchell (12)	154,749	*	*
Augustus N. Stephas (13)	105,893	*	*
Michael I. Lebovitz (14)	632,447	*	*
Gary L. Bryenton (15)	12,911	*	*
Thomas J. DeRosa (16)	7,035	*	*
Matthew S. Dominski (17)	9,873	*	*
Gary J. Nay (18)	6,500	*	*
Kathleen M. Nelson (19)	7,534	*	*
Winston W. Walker (20)	64,781	*	*

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
All executive officers, directors and director nominees (14 persons) as a group (21)	22,007,866	12.24%	11.52%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the Company officers named in this Proxy Statement, has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 161,499,487 shares of Common Stock actually outstanding as of March 15, 2013 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 29,545,587 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 161,499,487 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 191,045,074 shares of Common Stock.

(3)
In a Schedule 13G/A filed on February 14, 2013 by FMR LLC (“FMR”) and certain of its affiliates, FMR reported that as of December 31, 2012, it beneficially owned 24,141,021 shares of Common Stock, or 14.95% of the total shares outstanding as of March 15, 2013. Of the 24,141,021 shares of Common Stock beneficially owned, FMR and its affiliates reported that they possessed sole voting power with respect to 1,798,660 shares and sole dispositive power with respect to 24,141,021 shares, as follows: FMR (sole investment power over 15,960,218 shares held by various investment companies registered under Section 8 of the Investment Company Act of 1940 for which FMR acts as investment advisor, and which are voted under written guidelines established by the respective Boards of Trustees for each of the Fidelity Funds holding such shares); Pyramis Global Advisors, LLC (sole voting and dispositive power over 116,325 shares); Pyramis Global Advisors Trust Company (sole voting and dispositive power over 1,680,864 shares); and FIL Limited (“FIL”) and various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, as to which FMR and its affiliates disclaim beneficial ownership or action as a “group” based on a lack of affiliation and control as explained in their Schedule 13G/A, but have included such shares on what they consider to be a voluntary basis (sole dispositive power over 6,383,614 shares).

(4)
In a Schedule 13G/A filed on February 12, 2013 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2012, it beneficially owned 19,156,639 shares of Common Stock, or 11.86% of the total shares outstanding as of March 15, 2013. Vanguard reported that of the 19,156,639 shares of Common Stock beneficially owned, 9,971,519 shares, or 6.17% of the total shares outstanding as of March 15, 2013, are beneficially owned by Vanguard Specialized Funds – Vanguard REIT Index Fund, with such fund having sole voting and investment power as to all of such shares. Of the remaining shares, Vanguard reported it possesses sole voting power with respect to 352,543 shares and shared voting power with respect to 127,280 shares, and sole dispositive power with respect to 18,887,329 shares and shared dispositive power with respect to 269,310 shares.

(5)
In a Schedule 13G/A filed on February 7, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”), Price Associates reported, as of December 31, 2012, aggregate beneficial ownership of 8,608,373 shares of Common Stock, or 5.33% of the total shares outstanding as of March 15, 2013. Price Associates reported that, of the 8,608,373 shares of Common Stock beneficially owned, it possessed sole voting power with respect to 1,747,002 shares of Common Stock and sole dispositive power with respect to 8,608,373 shares of Common Stock. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
In a Schedule 13G filed on January 20, 2013 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2012, it beneficially owned 8,379,112 shares of Common Stock, or 5.19% of the total shares outstanding as of March 15, 2013. Black Rock reported that it possessed sole voting power and sole dispositive power with respect to all of the 8,379,112 shares of Common Stock beneficially owned.

(7)
In a Schedule 13G/A filed on January 31, 2013 by Invesco Ltd. (“Invesco”) and a group of its affiliated companies, Invesco reported, as of December 31, 2012, aggregate beneficial ownership of 8,163,537 shares of Common Stock, or 5.05% of the total shares outstanding as of March 15, 2013. Of the 8,163,537 shares of Common Stock beneficially owned, Invesco and its affiliates reported that they possessed sole voting power with respect to 3,515,954 shares and shared voting power with respect to 39,761 shares, and sole dispositive power with respect to 8,134,837 and shared dispositive power with respect to 28,700 shares.

(8)
Includes (i) 1,035,106 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9)
Includes (i) 596,068 shares of unrestricted Common Stock owned directly, (ii) 65,500 shares of restricted Common Stock that Charles B. Lebovitz received under the Stock Incentive Plan, (iii) 14,389 shares owned by Mr. Lebovitz’ wife and 45,726 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 16,764,484 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (8) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights, and (vii) 17,081 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts for the benefit of the spouses and children of two of his sons (of which Mr. Lebovitz disclaims beneficial ownership).

(10)	Includes (i) 302,203 shares of unrestricted Common Stock owned directly and (ii) 338,381 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights.

(11)
Includes (i) 532,375 shares of unrestricted Common Stock owned directly, (ii) 76,000 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, (iii) 480,297 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 1,150 shares owned by Mr. Lebovitz’ wife (of which Mr. Lebovitz disclaims beneficial ownership) and (v) 54,155 shares of Common Stock that may be acquired upon the exercise of CBL Rights by a trust for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(12)
Includes (i) 112,846 shares of unrestricted Common Stock owned directly (which shares, along with the other securities in Ms. Mitchell’s brokerage account are pledged as security for a loan), (ii) 7,453 shares of Common Stock owned by Ms. Mitchell’s individual retirement account, and (iii) 34,450 shares of restricted Common Stock that Ms. Mitchell received under the Stock Incentive Plan.

(13)
Includes (i) 18,603 shares of unrestricted Common Stock owned directly, (ii) 31,950 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan, and (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights.

(14)
Includes (i) 321,726 shares of unrestricted Common Stock owned directly, (ii) 31,950 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, (iii) 1,830 shares owned by Mr. Lebovitz’ wife, (iv) 212,346 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, and (v) 64,595 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(15)	Includes (i) 2,461 shares of unrestricted Common Stock owned directly and (ii) 10,450 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(16)	Includes (i) 285 shares of unrestricted Common Stock owned directly and (ii) 6,750 shares of restricted Common Stock granted to Mr. DeRosa under the Stock Incentive Plan.

(17)	Includes (i) 123 shares of unrestricted Common Stock owned directly and (ii) 9,750 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(18)	Includes (i) 500 shares of unrestricted Common Stock owned directly by Mr. Nay and (ii) 6,000 shares of restricted Common Stock granted to Mr. Nay under the Stock Incentive Plan.

(19)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 7,500 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(20)
Includes (i) 191 shares of unrestricted Common Stock owned directly, (ii) 44,345 shares of Common Stock owned by a revocable living trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (iii) 6,601 shares of Common Stock owned by Mr. Walker’s individual retirement account, (iv) 3,194 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (v) 10,450 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(21)
Includes an aggregate of (i) 3,369,691 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit and 112,846 of which are held in a brokerage account pledged as security for a loan), (ii) 320,700 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan and (iii) 18,317,474 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities. Pursuant to applicable SEC rules, totals reported above for beneficial ownership as of March 15, 2013 include shares beneficially owned by John N. Foy who, as discussed below, is a “Named Executive Officer” for purposes of the disclosures contained in this Proxy Statement, but was no longer employed by the Company as of March 15, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2012 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following reporting persons: John N. Foy (1 report covering 1 transaction); Jeffery V. Curry (1 report covering 1 transaction); and CBL & Associates, Inc. (1 report covering 5 transactions).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company is a self-managed, self-administered, fully-integrated REIT which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air centers, associated centers, community centers and office properties. The Company itself has no employees other than its statutory officers. Its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the personnel engaged in the operation of the Company’s business.

The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of senior vice president or higher and administers both the Company’s Prior Stock Incentive Plan (with respect to awards that remain outstanding under such plan) and the 2012 Stock Incentive Plan. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004, as amended May 8, 2012. A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Compensation Committee meets three times each year, and may meet more often if needed.

The factors, objectives and policies underlying each element of compensation paid to the Company’s “named executive officers,” as determined in accordance with SEC rules (the “Named Executive Officers”), are discussed below. For fiscal year 2012, the Named Executive Officers include five executives currently employed by the Company (Chairman of the Board Charles B. Lebovitz, President and Chief Executive Officer Stephen D. Lebovitz, Executive Vice President – Chief Financial Officer and Treasurer Farzana K. Mitchell, Executive Vice President and Chief Operating Officer Augustus N. Stephas and Executive Vice President – Development and Administration Michael I. Lebovitz), as well as John N. Foy, who retired from his positions as Chief Financial Officer, Treasurer and Secretary of the Company effective September 10, 2012, and retired as a director and Vice Chairman of the Board of the Company effective December 12, 2012.

The Compensation Committee’s objectives in administering the Company’s executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design. To fulfill these objectives, the compensation approach for the Named Executive Officers historically has included three primary elements: (i) base salary, (ii) discretionary bonuses and (iii) periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. In general, the Compensation Committee has chosen not to utilize formula-based plans to compensate the Company’s executives on the basis of performance targets or other criteria. Instead, the Compensation Committee has relied on grants of time-vesting restricted stock, coupled with an opportunity for officers to elect to receive annual bonuses in unrestricted shares of Common Stock, as a means of rewarding CBL’s executives for the creation of long-term value for the Company’s stockholders. The Compensation Committee believes that this approach has served the objective of linking management’s long-term economic interests with those of CBL’s stockholders while also making this linkage as transparent as possible by preserving relative simplicity in the design and operation of the compensation system.

Compensation Process and Philosophy

The annual base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company’s executives with immediate, tangible rewards commensurate with the Compensation Committee’s evaluation of their current contributions to the Company’s performance.

The Compensation Committee believes that one of the most effective means of encouraging and rewarding the creation of long-term value for the Company’s stockholders by senior executives (including the Named Executive Officers), as well as retaining superior management talent, is to use equity awards under the Company’s current stock incentive plan to ensure that such individuals attain a significant proprietary interest in the Company. As detailed above under the heading “Corporate Governance Matters – Additional Policy Statements,” the Company has adopted stock ownership guidelines for both non-employee directors and executive officers in its Corporate Governance Guidelines. The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company’s stockholders for those who manage and oversee the Company’s operations to have a stake in the creation of long-term stockholder value. The time-vesting stock award elements of compensation, coupled with the opportunity offered to all officers to receive annual bonuses in the form of unrestricted shares of Common Stock, are designed to complement the stock ownership guidelines by encouraging and creating ownership and retention of stock by the Company’s directors and executive officers (including the Named Executive Officers), thereby matching their interests to those of our stockholders and allowing such individuals to build a meaningful ownership stake in the Company.

The Compensation Committee receives recommendations from CBL’s senior management as to the three basic components of compensation for the Named Executive Officers, as follows:

•
The executive compensation budget, pursuant to which annual base salaries and bonus opportunities are determined, is normally approved for each year during the fourth quarter of the preceding fiscal year.

•
Management’s recommendations concerning the annual restricted stock awards for each year are presented to the Compensation Committee during the first quarter of the following year, to allow both management and the Compensation Committee to consider the Company’s financial and operating results for the full preceding year in making such awards.

Management’s recommendations are presented to the Compensation Committee by Stephen D. Lebovitz, who, in consultation with senior management, including Charles B. Lebovitz, Augustus N. Stephas and others, prepares management’s recommendations regarding these matters. These recommendations have included a recommendation regarding the annual base salary and potential annual bonus for Stephen D. Lebovitz in his capacity as the Company’s Chief Executive Officer, although the final decisions regarding these matters are left to the discretion of the Compensation Committee based on its own deliberations. Stephen D. Lebovitz normally attends each meeting of the Compensation Committee by invitation (as do Charles B. Lebovitz and, prior to his retirement, John N. Foy, pursuant to invitations extended to all members of the Board to attend each Compensation Committee meeting). While neither Stephen D. Lebovitz nor any other director who is not a member of the Compensation Committee has a vote on the Committee’s decisions, Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations concerning the compensation for the Company’s Named Executive Officers and other officers to the Committee, and he participates actively in the Compensation Committee’s discussion of such matters.

Each executive officer, including the Named Executive Officers (other than Charles B. Lebovitz, John N. Foy (prior to his retirement) and Stephen D. Lebovitz), receives an annual review of his or her performance in accordance with the procedure described below during each fiscal year. The Compensation Committee evaluates the compensation of Charles B. Lebovitz, John N. Foy (prior to his retirement) and Stephen D. Lebovitz in conjunction with its overall evaluation of the Company’s performance in light of the factors discussed below. For all other executive officers, one or both of Charles B. Lebovitz and Stephen D. Lebovitz will participate in the annual review of each executive officer, and will meet with such officer as part of the review process. If the executive officer has an immediate supervisor, such supervisor will likewise participate in such annual review and in the referenced meeting with the officer, and will provide his or her subjective evaluation of the performance of the officer. The role of both Charles B. Lebovitz and Stephen D. Lebovitz, as well as the role of any immediate supervisors involved in these annual reviews, has been to subjectively evaluate the performance of each officer as to his or her contribution to the overall success and growth of the Company, taking into account the individual’s performance and results. Stephen D. Lebovitz is responsible for conveying the results of these reviews to the Compensation Committee in conjunction with its review of management’s compensation recommendations for such individuals. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management in consultation with Stephen D. Lebovitz, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters.

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded mall REITs. The five publicly traded mall REITs used for comparison during 2012 were: The Macerich Company; Glimcher Realty Trust; Simon Property Group, Inc.; Taubman Centers, Inc. and Pennsylvania Real Estate Investment Trust. This review of the compensation of similarly-situated executive officers is for the purpose of giving the Compensation Committee a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers and to provide to the Compensation Committee an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee does not, however, set specific competitive pay targets or objectives in this review or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies.

The Compensation Committee also gives general consideration to such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question. While neither management nor the Compensation Committee typically utilize specific formulas or quantitative metrics in recommending and approving compensation for the Named Executive Officers, management’s recommendations and the Compensation Committee’s review of those recommendations both take into account the overall performance of the Company. The performance of each Named Executive Officer is considered as set forth above, along with consideration of a number of indicators of the overall performance of the Company, including without limitation (i) the Company’s annual growth in funds from operations (“FFO”), one of the performance measures most commonly utilized by the market in analyzing the performance of REITs; (ii) the Company’s achievement of growth in net operating income (“NOI”); (iii) the Company’s maintenance of occupancy levels in its shopping centers and achievement of increases in such occupancy levels; (iv) the Company’s success in achieving positive leasing spreads in its new and renewal leasing activity; and (v) changes in the market price for the Company’s Common Stock. Each of these factors may be given more or less weight in the Compensation Committee’s overall evaluation from year to year, depending on the Compensation Committee’s subjective evaluation, in consultation with Stephen D. Lebovitz, of the overall performance of the Company in a given year in relation to the performance of the overall economy and of the Company’s peers. While the individual performance of each Named Executive Officer is an important factor in determining his or her compensation, the Compensation Committee evaluates such performance on a largely subjective basis, considering the foregoing factors and the criteria discussed below with respect to each of the three major elements of compensation, but without any specific formulaic relationship to the overall performance of the Company or to any specific, quantitative performance metrics.

Additional Factors Affecting 2012 and 2013 Compensation Decisions Concerning the Named Executive Officers

As discussed in the Annual Report to Stockholders which accompanies this Proxy Statement, for a second consecutive year the Company’s 2012 results reflected a continuation of many of the improving trends that began during the second half of 2010. Among the significant factors considered by the Compensation Committee in making decisions concerning executive officer compensation during 2012 and the first quarter of 2013 were the following:

•	The Company’s achievement of a 35.1% increase in the market price for its Common Stock, and total shareholder return of 40.7%, for 2012.

•	The Company’s achievement of an approximate 5.9% increase in FFO per diluted share, as adjusted, to $2.17 for 2012 as compared to $2.05 for 2011.

•	The Company’s successful execution of approximately 5.8 million square feet of new and renewal leases in the operating portfolio during 2012.

•	The Company’s achievement in 2012 of a positive overall leasing spread of 8.1% for comparable small shop leases of less than 10,000 square feet.

•	The Company's achievement of an increase of 100 basis points in its total portfolio occupancy rate to 94.6% in 2012.

•	The Company’s achievement of a 2.0% increase in same-center NOI, excluding lease termination fees, for 2012 as compared to 2011.

•
The Company’s successful opening of over 650,000 square feet of new developments, as well as its continued growth in the outlet center business through new joint ventures in 2012 and the successful completion of property sales generating $70.8 million in gross proceeds.

•
The success of the Company’s financing activities during 2012, highlights of which included (A) the modification and extension of all three of the Company’s major credit facilities during the year, resulting in total capacity of over $1.3 billion with $818 million of aggregate availability at December 31, 2012; (B) generating $166.6 million of net proceeds through an underwritten public offering of the Company’s newly designated 6.625% Series E Cumulative Redeemable Preferred Stock, with $115.9 million used to redeem all outstanding shares of our 7.75% Series C Cumulative Redeemable Preferred Stock; and (C) the successful completion of approximately $742 million in additional mortgage, construction and term loan financings during 2012.

•
The Company’s acquisition of nearly $300 million in properties at attractive going-in returns during 2012, as well as the successful execution of new management contracts for six malls owned by a third party.

After considering these continued improvements in the Company’s performance and overall financial situation, the Compensation Committee’s decisions concerning compensation for the Named Executive Officers during 2012 and the first quarter of 2013 may be summarized as follows:

•
The Compensation Committee approved an increase of up to 3% in all executive officer base salaries for 2013, following a similar 3% increase in base salaries for 2012 after having maintained annual base salaries at 2008 levels with no increases throughout 2009, 2010 and 2011.

•
The Compensation Committee approved annual bonus payments for the Named Executive Officers for fiscal 2012 performance pursuant to the criteria described below. At the present time, and consistent with its practice in recent years, the Compensation Committee has elected to defer any decision on potential bonus levels for the Named Executive Officers for fiscal 2013 performance until later in the year, in order to better assess the Company’s overall performance during 2013.

•
Based on the criteria described below, the Compensation Committee accepted senior management’s recommendations for the Named Executive Officers’ restricted stock awards made in February 2012 based on 2011 performance, and for restricted stock awards made in February 2013, based on 2012 performance.

The Compensation Committee also recommended, and the Company’s Board approved during 2012, certain limited enhancements to the post-retirement health insurance coverage provided to the Company’s most senior and longest-serving executives, as described below.

Determination of the Three Primary Elements of 2012 Compensation for the Current Named Executive Officers

The following discussion provides additional information as to the factors considered by the Compensation Committee in evaluating and acting on management’s recommendations concerning each of the three major elements of compensation for CBL’s current Named Executive Officers.

Base Salaries – Management’s base salary recommendations in the annual executive compensation budget are based on historical base salary levels for the Named Executive Officers, with adjustments that management subjectively has deemed appropriate based on the overall performance of the Company and the overall performance of the Named Executive Officers. In reviewing and acting on management’s base salary recommendations, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision. Where applicable, the achievements of the particular division over which a Named Executive Officer has supervision are also considered by the Compensation Committee.

The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally occurring during the fourth quarter to be effective for the following fiscal year. At meetings held on October 31, 2011 and November 5, 2012, based on management’s recommendations presented to the Compensation Committee by the Chief Executive Officer and on the Compensation Committee’s subjective evaluation of the factors described above, the Compensation Committee set the base salaries of each of the Named Executive Officers as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary
Charles B. Lebovitz Chairman of the Board	$610,618	$628,937
John N. Foy Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary*	$542,110	N/A*
Stephen D. Lebovitz President and Chief Executive Officer	$540,750	$556,973
Farzana K. Mitchell Executive Vice President – Chief Financial Officer and Treasurer	$484,100	$498,623
Augustus N. Stephas Executive Vice President and Chief Operating Officer	$511,498	$526,843
Michael I. Lebovitz Executive Vice President – Development and Administration	$386,250	$397,838
*Mr. Foy retired during 2012 and, accordingly, will receive no 2013 base salary.
The base salaries reflected above for each of these officers took effect as of January 1, 2012 and January 1, 2013, respectively.
Annual Bonus Opportunities – As part of establishing the annual executive compensation budget submitted to the Compensation Committee for approval, management also normally recommends a maximum potential annual bonus that may be earned by each Named Executive Officer for performance during the upcoming fiscal year. Management’s recommendations concerning these bonuses generally are based on the amount of such awards that have been made in past years in relation to the criteria considered for each officer (as discussed below), with such increases or other adjustments as management deems advisable in light of the Company’s business plans for the current year. As with the base salary recommendations discussed above, management subjectively considers the overall performance of both the Named Executive Officers and the Company, including consideration of the factors referenced above, in preparing its recommendations as to annual bonus awards. Neither management nor the Compensation Committee, however, set targets or utilize specific formulas or quantitative metrics in developing and acting upon such recommendations.

For three of the Named Executive Officers (Charles B. Lebovitz, Stephen D. Lebovitz and Augustus N. Stephas), the Compensation Committee does not make annual bonus determinations in consideration of specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers’ contributions to such performance. For the other three Named Executive Officers (Farzana K. Mitchell, Michael I. Lebovitz and, prior to his retirement, John N. Foy), the determination of the maximum potential bonus for each officer in the annual compensation budget, as well as the determination of the amount of bonus ultimately paid, normally reflects consideration by both executive management (particularly Stephen D. Lebovitz) and the Compensation Committee of various factors related to the successful continuation and/or completion of development, financing, leasing and re-leasing, expansions, acquisitions, joint ventures and market transactions with respect to the Company and its properties, identified by senior management and the Compensation Committee as being within such executive’s areas of responsibility. The material factors considered in making bonus determinations relative to such projects include successful completion of development projects (i.e., completion of project construction or phases of construction on multi-phased projects and grand openings); achievement of acceptable pro forma returns; achievement of lease up levels for new developments and maintaining and increasing occupancy levels in existing projects in the Company’s portfolio; successful completion of financings (i.e., closing on financings and re-financings and enhancement of the Company’s debt structure); successful closing of acquisitions of additional properties for the Company’s portfolio; and successful completion of market transactions (i.e., issuances of additional equity securities and other market transactions). Since each of these factors may be significantly influenced by events affecting both the national economy and the local economies of the markets where our shopping centers are located, the degree of challenge presented to each officer in achieving successful performance may vary significantly from year to year, and may differ within a given year from that which was anticipated by the Compensation Committee in its initial budgeting for executive bonuses. Accordingly, the Compensation Committee’s final decision on bonuses paid each year is based on its overall, qualitative evaluation of each officer’s performance with regard to such factors in light of the Company’s performance and the external factors (economic and otherwise) that impacted such performance during the year.

Changes may occur in the projects considered for each officer over the course of a given year, based on changes in the Company’s development, acquisition, financing and market plans. Some changes may be due to internal considerations, while others may be due to changes in market factors beyond the control of the Company or its executives. Accordingly, while an executive’s annual bonus typically is not increased beyond the level budgeted by the Compensation Committee, the final bonus payment may be decreased (or, for exceptional performance, increased within a level of allowable increases in the overall executive compensation budget), and the projects ultimately considered in determining each officer’s annual bonus may differ from those utilized in setting the original budget based on changes in the Company’s business plans during the year. These matters are reviewed by the Compensation Committee with senior management and revised as needed during the year, with final decisions, particularly decisions on Named Executive Officer bonuses, typically made at the Compensation Committee’s meeting during the fourth quarter. The final bonus payout for each Named Executive Officer is determined by the Compensation Committee based on the Committee’s ultimate evaluation of such officer’s performance during the year, but within the parameters of the approved executive compensation budget and giving such consideration as the Committee deems appropriate to the project-related matters and other factors described above.

For Named Executive Officers Farzana K. Mitchell, Michael I. Lebovitz and, prior to his retirement, John N. Foy, the projects among which the Compensation Committee allocates various components of their potential annual bonuses typically have included the completion of acquisitions, closing of financing transactions, completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, completion of joint ventures and completion of securities offerings.

Pursuant to the criteria described above, the Company paid annual bonuses of $550,000 to John N. Foy, $175,000 to Farzana K. Mitchell and $206,250 to Michael I. Lebovitz for performance during 2012. In determining the bonus paid to Mr. Foy, the Compensation Committee considered his contributions to the expansion of the Company’s outlet center business during 2012, as well as his overall contributions to the leadership of the Company’s financing activities during the year and to the Company’s acquisitions and new management contracts, property sales and joint venture activities during 2012. In determining the bonus paid to Ms. Mitchell, the Compensation Committee considered her overall contributions to the leadership of the Company’s financing activities, property sales and joint venture activities during 2012. In determining the bonus paid to Michael I. Lebovitz, the Compensation Committee considered his direct contributions to the development projects opened or under development by the Company during 2012, as well as his overall contributions to the leadership of the Company’s mall redevelopment, remodeling and expansion program.

During the fourth quarter of 2012, in conjunction with its final decisions on executive bonuses for the year, the Compensation Committee determined to award cash bonuses for 2012 performance of $550,000 to Charles B. Lebovitz, $606,250 to Stephen D. Lebovitz and $250,000 to Augustus N. Stephas. As noted above, the Compensation Committee does not make annual bonus determinations for these three officers with reference to consideration of specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers’ contributions to such performance.

The Compensation Committee customarily allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan, as an additional means of encouraging equity ownership in the Company. The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. For fiscal 2012, none of the Named Executive Officers elected to receive bonus payments in the form of Common Stock pursuant to this feature.

Restricted Stock Awards – The third principal element of annual compensation for the Company’s officers (including the Named Executive Officers) normally consists of awards of restricted stock under the Company’s Stock Incentive Plan. The Compensation Committee’s objective in making restricted stock awards has been to increase the alignment of these executives’ economic interests with the interests of the Company’s stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for such officers to manage the Company with a view towards maximizing long-term stockholder value.

Each year, management prepares and presents to the Compensation Committee a list of suggested amounts for the annual grant of restricted stock awards to employees, including the Named Executive Officers, under the 2012 Stock Incentive Plan (as was done under the Prior Stock Incentive Plan). The recommended levels of restricted stock awards are based on historical levels of such awards in past years with increases or decreases that management has subjectively deemed appropriate based on the overall performance of the Company, and also taking into account such matters as potential dilution and the number of shares available for issuance under the Stock Incentive Plan. As with the base salaries and annual bonus awards discussed above, management does not utilize a formulaic approach in determining its recommendations. Both management and the Compensation Committee, however, set such awards with reference to the principle that the number of shares of restricted stock included in each annual grant should reflect the recipient’s level of responsibility. The number of shares awarded is higher for individuals with greater responsibility and greater ability to influence the Company’s performance. Accordingly, the three largest grants of restricted stock, on an annual basis, normally have been made to the Company’s three most senior executive officers – Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy. In past years, the other Named Executive Officers typically have received grants of restricted stock commensurate with the amounts of such grants awarded to other Company executives at comparable levels of authority.

Management does not necessarily consider any specific element of the performance of a Named Executive Officer in recommending annual restricted stock grants but, rather, subjectively considers the overall performance of both the Company and the officer, the number of shares granted in the past, and the scope of authority of each Named Executive Officer. The Compensation Committee reviews and acts on management’s recommendations based on its subjective evaluation of these same considerations. Ultimately, while the number of shares granted to each Named Executive Officer reflects consideration of both Company and individual officer performance, the most important elements that influence this decision are the Compensation Committee’s judgment regarding the overall number of shares to be granted in a given year and the appropriate allocation of shares to individuals at different levels of responsibility.

The resulting restricted stock awards to the Named Executive Officers in February 2012 and February 2013, in each case based on performance of the Company and the officer during the prior year, were as follows:

Named Executive Officer	February 2012 Restricted Stock Award	February 2013 Restricted Stock Award
Charles B. Lebovitz	25,000 shares	27,500 shares
John N. Foy	25,000 shares	N/A (1)
Stephen D. Lebovitz	25,000 shares	35,000 shares
Farzana K. Mitchell	12,500 shares	13,750 shares (2)
Augustus N. Stephas	12,500 shares	13,750 shares
Michael I. Lebovitz	12,500 shares	13,750 shares

(1)	Mr. Foy retired during 2012 and did not receive a restricted stock award in February 2013.

(2)
In addition to her restricted stock award of 13,750 shares based on annual performance, Ms. Mitchell was granted an additional 2,500 shares of restricted stock in February 2013, also vesting in five equal annual installments, in recognition of her promotion to Executive Vice President – Chief Financial Officer and Treasurer of the Company during the third quarter of 2012.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned by the Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage, in an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft. As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances where the trip is primarily for a business purpose that benefits the Company, but SEC rules nevertheless require disclosure of the aggregate incremental cost attributable to such trip as additional “perquisite” compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2012 Named Executive Officers Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz received $76,139, $13,690 and $29,195, respectively, of compensation attributable to such aircraft usage.

Adoption of Tier III Post-65 Retiree Insurance Program in 2012

Prior to November 2012, the Company had two programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – the Tier I Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors, and the Tier II Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service. Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, adopted the Tier III Post-65 Retiree Program, the details of which are described herein under the heading “Executive Compensation – Potential Payments Upon Termination,” for the purpose of providing certain limited enhancements, as described in such section, to the post-retirement health insurance coverage available to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors.

Additional Compensation in Connection With 2012 Retirement of John N. Foy

As noted above, John N. Foy retired from his positions as Chief Financial Officer, Treasurer and Secretary of the Company effective September 10, 2012, and retired as a director and Vice Chairman of the Board of the

Company effective December 12, 2012. In connection with Mr. Foy’s retirement from the Company, the Compensation Committee of the Company’s Board of Directors voted, effective December 12, 2012, to provide him with a severance package consisting of the immediate vesting of all 51,000 outstanding shares of restricted stock he had received pursuant to prior stock awards that had not then vested based on the original vesting periods applicable to such awards. Mr. Foy, who was age 69 at the time of his December retirement, would have received immediate vesting in all of his restricted stock awards if he had retired at or after age 70 as described above. The Compensation Committee approved this accelerated vesting in recognition of Mr. Foy’s 44 years of outstanding service to CBL and his many contributions to the Company’s success during that time. As discussed herein under the heading “Executive Compensation – Potential Payments Upon Termination,” Mr. Foy also qualified for a limited continuation of health insurance coverage for himself and his spouse under the Tier III Post-65 Retiree Insurance Program.

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided stockholders a “say on pay” advisory vote on its executive compensation in 2012 under Section 14A of the Exchange Act. At our 2012 annual meeting, stockholders expressed substantial support for the compensation of our Named Executive Officers, with approximately 98% of the votes cast favoring approval of the “say on pay” advisory vote on executive compensation. The Company’s Board of Directors, including all members of the Compensation Committee, evaluated the results of the 2012 advisory vote. The Compensation Committee also considered the other factors discussed in this Compensation Discussion and Analysis in evaluating the Company’s executive compensation programs. While each of these factors bore on the Compensation Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 “say on pay” advisory vote. In accordance with the preference expressed by stockholders concerning the frequency of future “say on pay” advisory votes at the 2011 annual meeting, the Company’s Board of Directors has determined that our stockholders will hold such votes on an annual basis.

Effect of Regulatory Requirements on Executive Compensation.

Section 162(m) Issues. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. This limitation does not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations.

Because substantially all of the services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe that the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public corporations is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2010, 2011 and 2012:

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position(2)	Year	Salary($) (4)	Bonus($)	Stock Award(s) ($) (6)	All Other Compensation ($) (7)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board	2012	610,618	550,000	462,875	82,389	1,705,882
	2011	592,833	506,250	436,625	6,125	1,541,833
	2010	592,833	337,500	77,363	6,125	1,013,821
John N. Foy, Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary (3)	2012	542,110	550,000	1,597,370	118,461	2,807,941
	2011	526,320	506,250	436,625	6,125	1,475,320
	2010	526,320	337,500	77,363	6,125	947,308
Stephen D. Lebovitz, Director, President and Chief Executive Officer	2012	540,750	606,250	462,875	35,445	1,645,320
	2011	525,000	506,250	436,625	6,125	1,474,000
	2010	525,000	337,500	154,725	6,125	1,023,350
Farzana K. Mitchell, Executive Vice President – Chief Financial Officer and Treasurer	2012	484,100	175,000	231,438	4,292	894,830
	2011	470,000	150,000	174,650	4,170	798,820
	2010	470,000	100,000	56,733	4,245	630,978
Augustus N. Stephas, Executive Vice President and Chief Operating Officer(5)	2012	511,498	250,000	231,438	6,250	999,186
	2011	496,600	225,000	174,650	6,125	902,375
	2010	496,600	150,000	56,733	6,125	709,458
Michael I. Lebovitz, Executive Vice President – Development and Administration	2012	386,250	206,250	231,438	6,250	830,188

____________________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)
Mr. Foy retired from his positions as Chief Financial Officer, Treasurer and Secretary of the Company effective September 10, 2012, and retired as a director and Vice Chairman of the Board of the Company effective December 12, 2012.

(4)
Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2010, 2011 and 2012.

(5)
Salary and Bonus amounts reported for Mr. Stephas for the years 2010, 2011 and 2012 do not include $20,000 received in each such year representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor.

(6)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of Common Stock, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC. For Mr. Foy, the amount reported represents the grant date fair value of the restricted stock award he received in February 2012 plus the fair value, calculated in a similar manner, of 51,000 shares of restricted stock subject to awards that were vested early in connection with Mr. Foy’s retirement in December 2012.

(7)
For fiscal year 2012, amounts shown include the following amounts attributable to matching contributions by the Management Company under the 401(k) Plan: Charles B. Lebovitz ($6,250); John N. Foy ($6,250); Stephen D. Lebovitz ($6,250); Farzana K. Mitchell ($4,292); Augustus N. Stephas ($6,250); and Michael I. Lebovitz ($6,250). Amounts shown also include $76,139 for Charles B. Lebovitz, $13,690 for John N. Foy and $29,195 for Stephen D. Lebovitz, reflecting the incremental cost to the Company of such executive’s personal use (including use by family members accompanying the executive) of a private aircraft owned by the Company, or of other private aircraft that the Company charters under a jet access agreement. For use of the chartered aircraft, the incremental cost is determined by using the amount the Company is billed for such use, less any portion reimbursed by the executives, and such amount may include (among other items): landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); position flight costs; and passenger ground transportation. For the Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft (including those items listed above for the chartered aircraft), less any portion reimbursed by the executives. Since the Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers. For fiscal year 2012, the amount shown for Mr. Foy also includes $98,521 to accrue the value of future health insurance premiums payable under the Company’s Tier III Post-65 Retiree Program. For fiscal years 2011 and 2010, amounts shown represent matching contributions by the Management Company for each Named Executive Officer under the 401(k) Plan.

2012 Grants of Plan-Based Awards

Name of Executive	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Charles B. Lebovitz	2/07/2012	25,000 (1)	462,875
John N. Foy	2/07/2012	25,000 (1)	462,875
Stephen D. Lebovitz	2/07/2012	25,000 (1)	462,875
Farzana K. Mitchell	2/07/2012	12,500 (1)	231,438
Augustus N. Stephas	2/07/2012	12,500 (1)	231,438
Michael I. Lebovitz	2/07/2012	12,500 (1)	231,438
______________________

(1)	Represents an award of shares of restricted stock to each such officer under the 2012 Stock Incentive Plan, with the additional terms and conditions described in the narrative presented below.

(2)	Represents the grant date fair value of these stock awards, calculated as described in footnote (5) to the Summary Compensation Table above.

Additional Information Concerning Compensation Reported Above

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2012 are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. As reflected above, no Named Executive Officer elected to receive his or her bonus in Common Stock in fiscal 2012.

Terms of Restricted Stock Grants to Named Executive Officers

As described above in the “Compensation Discussion and Analysis” section, during February 2011, February 2012 and February 2013, based on management’s recommendations, the Compensation Committee determined to grant shares of restricted stock with respect to performance during 2010, 2011 and 2012, respectively, to a wide range of management employees, including the Named Executive Officers (other than John N. Foy for the February 2013 grant, as he retired prior to such date). As in prior years, the terms of each award of restricted shares of Common Stock granted to the Named Executive Officers in 2011, 2012 and 2013 provide for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the Named Executive Officer having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

•	The shares vest over a five (5) year period, with restrictions expiring on 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant.

The terms of the restricted stock awards to the Named Executive Officers are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted to employees under the Prior Stock Incentive Plan in February 2011, February 2012, and under the 2012 Stock Incentive Plan in February 2013. However, in connection with John N. Foy’s retirement from the Company, and in recognition of his 44 years of service, the Compensation Committee of the Company’s Board of Directors voted, effective December 12, 2012, to amend all of Mr. Foy’s outstanding restricted stock awards to immediately vest the 51,000 shares of restricted stock he held as of his retirement date.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our 2012 Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2012 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Charles B. Lebovitz	51,000 (2)	1,081,710
John N. Foy	—	—
Stephen D. Lebovitz	55,500 (3)	1,177,155
Farzana K. Mitchell	24,100 (4)	511,161
Augustus N. Stephas	24,100 (4)	511,161
Michael I. Lebovitz	24,100 (4)	511,161
______________________

(1)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the Stock Incentive Plan. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2012 (December 31) of $21.21 per share.

(2)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 1,500 shares vested on February 6, 2013; 1,500 shares vested on February 2, 2013 and 1,500 additional shares will vest on February 2 in each of the years 2014 and 2015; 10,000 shares vested on February 7, 2013 and 10,000 additional shares will vest on February 7 in each of the years 2014, 2015 and 2016; and 5,000 additional shares will vest on February 7, 2017.

(3)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 1,500 shares vested on February 6, 2013; 3,000 shares vested on February 2, 2013 and 3,000 additional shares will vest on February 2 in each of the years 2014 and 2015; 10,000 shares vested on February 7, 2013 and 10,000 additional shares will vest on February 7 in each of the years 2014, 2015 and 2016; and 5,000 additional shares will vest on February 7, 2017.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, and vest as follows: 300 shares vested on February 6, 2013; 1,100 shares vested on February 2, 2013 and 1,100 additional shares will vest on February 2 in each of the years 2014 and 2015; 4,500 shares vested on February 7, 2013 and 4,500 additional shares will vest on February 7 in each of the years 2014, 2015 and 2016; and 2,500 shares will vest on February 7, 2017.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Charles B. Lebovitz	—	—	8,000	147,405
John N. Foy (4)	32,000	19,280	59,000	1,271,445
Stephen D. Lebovitz	—	—	9,500	174,720
Farzana K. Mitchell	—	—	3,400	62,499
Augustus N. Stephas	10,800	8,883	3,500	64,775
Michael I. Lebovitz	—	—	3,400	62,499

______________________

(1)
For option exercises during 2012, amounts shown represent the aggregate sum of the difference between the closing price of the Company’s Common Stock on the NYSE on the date that each option was exercised and the option exercise price, times the number of shares underlying the exercised options.

(2)	All of such shares were received pursuant to restricted stock awards which vested during fiscal 2012.

(3)
For vesting of restricted stock awards during 2012, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

(4)
Of the 59,000 shares Mr. Foy acquired upon the vesting of restricted stock awards, 8,000 shares vested in accordance with their original vesting schedules and 51,000 shares vested as of December 12, 2012, in conjunction with Mr. Foy’s retirement from the Company as described above.

Potential Payments Upon Termination

Potential Payments Upon Termination for Other Named Executive Officers

Payments to John N. Foy in connection with his retirement as a director and executive officer of the Company during 2012 are described below. Except for the noncompetition arrangements described above, and the Tier III Post-65 Retiree Program described below, the Company’s other five Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for any benefits for which they are eligible under the Tier III Post-65 Retiree Program and certain impacts on outstanding equity awards, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs. Currently, the Named Executive Officers who are not eligible for the Tier III Post-65 Retiree Program also do not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Retiree program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service, or under the Tier I Retiree program, which applies to employees who retire with 30 or more years of service.

Tier III Post-65 Retiree Program

Effective November 6, 2012, the Company’s Board of Directors, based on the recommendation of the Compensation Committee, approved and adopted the Tier III Post-65 Retiree Program to provide certain benefits concerning the continuation of health insurance coverage to certain corporate officers who meet its requirements. The “Tier III Retirees” covered by this program will include Company officers of the level of Senior Vice President and above, who retire at age 65 or above after the program’s effective date and:

•	have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement;

•	are participating in the CBL group medical insurance plan on the date of their retirement; and

•	no longer have a “current employment status” with CBL.

For purposes of the third requirement listed above, in addition to including retirees who are no longer providing services to the Company in any capacity, retired officers will be considered to no longer have a “current employment status” for purposes of program eligibility notwithstanding the fact that they (i) may continue in any part-time capacity with the Company or (ii) may continue to provide services to the Company under any consulting agreement or similar agreement.

Program benefits for each eligible Tier III Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier III Retiree) are as follows:

•
for an initial period of five (5) years from the date of the Tier III Retiree’s retirement, the Tier III Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his or her covered spouse; and

•
the Tier III Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier III Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree’s retirement.

Any tax obligations imposed on the Tier III Retiree as a result of the benefit under this program will be the sole responsibility of the Tier III Retiree (and his or her spouse, if applicable). Subject to certain requirements for advance notice to participants, the Company may terminate the Tier III Post-65 Retiree Program at any time.

As described below, John N. Foy met the criteria to be covered by this program in connection with his retirement from the Company during December 2012. Additionally, named executive officers Charles B. Lebovitz and Augustus N. Stephas would meet the criteria to be covered under the Tier III Post-65 Retiree Program, should they retire from their employment with the Company. The projected benefit to any covered Tier III Retiree under the program will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

Restricted stock awards made to the Named Executive Officers provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate. “Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Such awards also provide that, if the grantee’s employment terminates due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that is not vested as of such date shall immediately vest in the grantee.

Based on the foregoing, the following table summarizes (i) the estimated value of any applicable benefits under the Tier III Post-65 Retiree Program and (ii) the intrinsic value (that is, the value based on the Company’s stock price) of all restricted stock awards that each of the Named Executive Officers would have been entitled to retain if he or she had retired, died or become disabled, assuming that such event occurred as of December 31, 2012 (and using the NYSE closing price of $21.21 per share on December 31, 2012, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Value of Tier III Retiree Benefits ($)(1)	Restricted Stock Grants ($)(2)	Value of Tier III Retiree Benefits ($)(1)	Restricted Stock Grants ($)
Charles B. Lebovitz	98,521	1,081,710	98,521 (3)	1,081,710
Stephen D. Lebovitz	—	—	—	1,177,155
Farzana K. Mitchell	—	—	—	511,161
Augustus N. Stephas	98,521	511,161	98,521 (3)	511,161
Michael I. Lebovitz	—	—	—	511,161

(1)
Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2012. Since Charles B. Lebovitz and Augustus N. Stephas are the only two Named Executive Officers to have attained age 65 with 40 years of continuous employment with the Company as of December 31, 2012, no other Named Executive Officer would be eligible for benefits under the Tier III Post-65 Retiree Program as of such date.

(2)
Since Charles B. Lebovitz and Augustus N. Stephas currently are the only two Named Executive Officers to have attained age 70 with 10 years of continuous employment with the Company, no other Named Executive Officer would retain unvested shares of restricted stock if he or she should retire. Although Mr. Stephas reached age 70 during January 2013, his eligibility if he had retired as of December 31, 2012 has been assumed solely for the purpose of illustrating potential future benefits to Mr. Stephas in connection with this disclosure.

(3)
Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of the Tier III Post-65 Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under this program in the event of the death of a Named Executive Officer.

2012 Retirement of John N. Foy

As discussed above in the “Compensation Discussion and Analysis” section of this proxy statement, John N. Foy retired from his positions as Chief Financial Officer, Treasurer and Secretary of the Company effective September 10, 2012, and retired as a director and Vice Chairman of the Board of the Company effective December 12, 2012. In connection with Mr. Foy’s retirement from the Company, the Compensation Committee of the Company’s Board of Directors voted, effective December 12, 2012, to immediately vest all of Mr. Foy’s 51,000 outstanding shares of restricted stock received pursuant to prior stock awards granted under the Company’s stock incentive plan that had varying vesting periods based on the original grant dates applicable to such awards. Mr. Foy, who was age 69 at the time of his December retirement, would have received immediate vesting in all of his restricted stock awards if he had retired at or after age 70 as described above. The Compensation Committee approved this early vesting in recognition of Mr. Foy’s 44 years of outstanding service to CBL and his many contributions to the Company’s success during that time.

Under the Tier III Post-65 Retiree Program described above, Mr. Foy and his spouse also will be entitled to continue to participate in the CBL group medical insurance plan at no cost for a period of five (5) years from December 12, 2012. Based on current premiums payable under CBL’s group medical insurance plan as of Mr. Foy’s December 12, 2012 retirement date, we currently estimate the total value of this benefit to Mr. Foy to be $98,521. The value of the 51,000 shares of restricted stock that were vested in connection with Mr. Foy’s retirement was $1,124,040 (based on the NYSE closing price of $22.04 per share for the Company’s Common Stock on December 12, 2012).

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2012. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gary L. Bryenton	72,500	93,113	165,613
Thomas J. DeRosa	66,000	93,113	159,113
Matthew S. Dominski	71,000	93,113	164,113
Gary J. Nay	56,000	93,113	149,113
Kathleen M. Nelson	58,000	93,113	151,113
Winston W. Walker	121,000	93,113	214,113
______________________

(1)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2012 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.” For 2012, such amounts also include one-time additional cash payments made to Winston W. Walker ($25,000) and Gary L. Bryenton ($7,500) for extra work they performed, in their capacities as the Chairmen of the Board’s Audit Committee and Nominating/Corporate Governance Committee, respectively, in connection with a review of the Company’s related party transactions and the adoption of the new Related Party Transactions Policy discussed herein under the heading “Certain Relationships and Related Person Transactions.”

(2)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors during 2012 under (i) the Prior Stock Incentive Plan and (ii) the 2012 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. During 2012, each Non-Employee Director was granted (i) 2,500 shares of restricted Common Stock under the Prior Stock Incentive Plan, having a grant date fair value of $16.105 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of January 3, 2012 and (ii) 2,500 shares of restricted Common Stock under the 2012 Stock Incentive Plan, having a grant date fair value of $21.14 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of December 31, 2012. For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2012 was as follows: Gary L. Bryenton – 10,450 shares; Thomas J. DeRosa – 6,750 shares; Matthew S. Dominski – 9,750 shares; Gary J. Nay – 6,000 shares; Kathleen M. Nelson – 7,500 shares; and Winston W. Walker – 10,450 shares.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation

Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors. While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

The following table summarizes the fee arrangements that have been in effect for the Company’s Non-Employee Directors, per the recommendations of the Company’s Compensation Committee as approved by the Board of Directors, since January 1, 2011:

Description	Current Non-Employee Director Fees ($)
Annual Fee for each Non-Employee Director	30,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	2,000
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	1,000
Monthly Fee for the Audit Committee Chairman*	2,750
Fee for each Telephonic Board or Committee Meeting	1,000

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Until the amendment of the Company’s Prior Stock Incentive Plan in May 2011, it provided that, for each fiscal year of the Company, Non-Employee Directors also receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 1,000 shares of restricted Common Stock of the Company. The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Prior Stock Incentive Plan provided that such shares may not be transferred during the Non-Employee Director’s term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement had the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) had a term of 10 years from date of grant, (ii) were 100% vested upon grant, (iii) were non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) were non-transferable.

Upon adoption of the First Amendment to the Prior Stock Incentive Plan in May 2011, the provisions described above were amended such that (i) for each fiscal year of the Company, Non-Employee Directors will now receive either an annual grant of options (with the terms described above) to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 2,500 shares of restricted Common Stock of the Company and (ii) the restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the Prior Stock Incentive Plan were further amended to provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. The 2012 Stock Incentive Plan, which was approved and adopted by the Company’s stockholders at the 2012 Annual Meeting, contains the same terms regarding awards to Non-Employee Directors as the Prior Stock Incentive Plan following the amendment described above. For 2011, each Non-Employee Director received 2,500 shares of restricted Common Stock of the Company with a fair value (on the date of grant, January 3, 2012) of $16.105 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on such date. For 2012, each Non-Employee Director received 2,500 shares of restricted Common Stock of the Company with a fair value (on the date of grant, December 31, 2012) of $21.14 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on such date.

In addition, under the 2012 Stock Incentive Plan, as was the case under the Prior Stock Incentive Plan, any person who becomes a Non-Employee Director will, upon joining the Board of Directors, receive an initial grant of 1,000 shares of restricted Common Stock under the Stock Incentive Plan, having the same terms and restrictions as the other Non-Employee Director grants described above.

Equity Compensation Plan Information as of December 31, 2012

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2012 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	1,064,853
Equity compensation plans not approved by security holders	None	N/A	N/A

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Matthew S. Dominski (Chairman), Thomas J. DeRosa, Gary J. Nay and Winston W. Walker. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004, as amended May 8, 2012. A copy of the charter, as amended, is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2013 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
Thomas J. DeRosa
Gary J. Nay
Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of four Independent Directors, Winston W. Walker (Chairman), Gary L. Bryenton, Thomas J. DeRosa and Matthew S. Dominski. The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2012 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed under applicable rules and standards adopted by the Public Company Accounting Oversight Board (PCAOB) concerning auditor communications with Audit Committees.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an “audit committee financial expert”.

AUDIT COMMITTEE
Winston W. Walker (Chairman)
Gary L. Bryenton
Thomas J. DeRosa
Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above. The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2012 is described in pertinent detail below.

During 2012, the Audit Committee and Independent Directors approved the enhancement of the Company’s historical procedures concerning these matters by adopting a new Related Party Transactions Policy that, as amended to date, includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions – including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Disclosure Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% shareholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company’s regular Board procedures.

•
Transactions involving construction, development and renovation projects between the Company and EMJ Corporation, a major national construction company that has built substantially all of the properties developed by the Company, are subject to additional approval criteria under the policy, as described below in the discussion of such transactions under “Affiliated Entities.”

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company’s Bylaws or Code of Business Conduct.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (11.21%), Michael I. Lebovitz (11.21%), Alan L. Lebovitz (7.25%), and Beth Lebovitz-Backer (7.25%)); Ben S. Landress (6.82%); and Charles B. Lebovitz Grantor Trust (6.76%). The Operating Partnership owns 100% of the Management Company’s outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 15, 2013, 161,499,487 common partnership units, representing a 1.0% interest as the sole general partner and an 83.5% interest as a limited partner for an aggregate 84.5% interest in the Operating Partnership. As of March 15, 2013, CBL’s Predecessor owned 15,729,378 common partnership units, representing an 8.2% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 1,035,106 shares of the Company’s Common Stock, for a combined total interest of 8.8% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL’s Predecessor of 11.2% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company’s directors and executive officers as of March 15, 2013.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $486,000 in 2012, were reviewed and approved by the Company’s Lead Independent Director. The properties retained by CBL’s Predecessor, other than the Avenues, which is managed by a third party, are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were in place prior to the Company’s initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the

Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and has been continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time. During fiscal year 2012, CBL’s Predecessor paid the Management Company approximately $163,000 under such arrangements. CBL’s Predecessor also paid the Management Company $140,000 during 2012 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company.

These property management, insurance and management services arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2013.

Certain Joint Ventures

On October 24, 2005, affiliates of the Company and of JRI entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC. Under the terms of the joint venture agreement, the Company assumed management, leasing and any future development responsibilities for the property, and is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture. The Company has guaranteed funding of such items up to a maximum of $50 million. The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement, and the joint venture’s profits are allocated 50/50 to JRI and the Company. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, and repayment of the balance of Jacobs’ equity, share equally with JRI in the joint venture’s cash flows. Pursuant to the terms of the joint venture, during 2012 the Company contributed $7,000 in accordance with its funding obligations and received total distributions of $727,000, and JRI did not make any additional capital contributions or receive any distributions.

On April 27, 2005, affiliates of the Company and JRI formed a joint venture for the development of Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. Under the terms of the joint venture arrangement, the Company acquired a 50% interest in the joint venture, and will provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30.0 million of any operating deficits of the joint venture. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s remaining invested capital of $7.5 million, share equally with JRI in the joint venture’s profits. JRI oversaw Phase One of this development, while the Company oversaw and was responsible for the development of the remaining phases of the project. The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement. Pursuant to the terms of the joint venture, during 2012 the Company contributed $475,000 in accordance with its funding obligations and received total distributions of $8,562,000. JRI made no additional capital contributions and received no distributions, due to the Company having not yet received repayment of its invested capital plus the required preferred return.

JRI’s historical ownership interest in the Company is described above, under the heading “Certain Terms of the Jacobs Acquisition.” During 2012, JRI exchanged all of its remaining Common Units in the Operating Partnership for Common Stock pursuant to the exercise of CBL Rights and, as reported in Amendment No. 2 to a Schedule 13D filed with the SEC by JRI on August 8, 2012, JRI no longer owns any equity securities of the Company. Each of the joint venture transactions described above was approved by the Company’s Board of Directors, which included approval by all of the Independent Directors.

Affiliated Entities

Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation (“EMJ”), a major national construction company that built substantially all of the properties developed by the Company and was building eight of the Company’s projects under construction as of December 31, 2012, including renovations and expansions. Such interests, which collectively aggregate to 43.09% of the total equity interests in EMJ, are held by the following individuals: Charles B. Lebovitz (7.98%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (7.98%), Michael I. Lebovitz (7.98%), Alan L. Lebovitz (7.98%) and Beth Lebovitz-Backer (7.98%)); and Ben S. Landress (3.19%). The majority interest in EMJ is held by members of its senior management and EMJ’s current directors are members of its senior management, none of whom are affiliated (as significant shareholders, directors or officers) with CBL’s Predecessor or the Company.

As of December 31, 2012, the Company had eight active contracts (including contracts with respect to each of the construction properties) with EMJ and its affiliates having an initial aggregate value of approximately $29.7 million, of which the Company’s initial obligation was $29.7 million (the portion of such amount that is the Company’s remaining obligation as of December 31, 2012 was $2.8 million). During fiscal year 2012, the Company paid an aggregate of approximately $55 million to EMJ and its affiliates, with the portion of such amount representing the Company’s obligations being $54.1 million and the balance being advanced by the Company on behalf of a third party partner. Gross revenues to EMJ from its contracts with the Company in 2012 represented less than 12% of EMJ’s 2012 aggregate gross revenues.

Historically, the Company’s Audit Committee has reviewed the relationship between the Company and EMJ pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994. These procedures, pursuant to which the transactions described above for 2012 were reviewed and approved, include an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor. Beginning in 2012, pursuant to the Company’s Related Party Transactions Policy described above, transactions between the Company and EMJ (other than certain grandfathered transactions that pre-date the policy), are subject to compliance with the following requirements (which formalized many of the Company’s existing procedures for EMJ contracts in conjunction with the adoption of the policy):

•
All new contracts for construction, redevelopment and other projects (other than certain renovations, smaller projects and emergency events discussed below) will be competitively bid with qualified general contractors (including EMJ), and the Company will coordinate pre-construction services and budgeting.

•
For property renovations (which generally include cosmetic interior and exterior renovations involving floor repairs or replacements, upgrades to lighting, entry re-design and renovation, repainting), the Company may negotiate with EMJ, with EMJ providing pre-construction and budgeting services. These projects may be competitively bid or may be contracted to EMJ on a negotiated basis.

•
For certain small projects (approximately $2.0 million or less in projected construction cost), the Company may utilize EMJ or one of its affiliates as construction manager and to provide pre-construction services and to oversee the construction process, subject to quarterly reporting to the Audit Committee under the policy. EMJ may be paid a fee of 5% of construction cost plus reimbursable expenses to manage these projects, and EMJ will solicit local general contractors to bid on these projects through a competitive bid process.

•
In the event of an emergency involving the immediate and critical need to effect repairs to one or more Company properties under circumstances where it is not reasonably practicable to submit such work for prior review by the Audit Committee and Independent Directors, the Company’s Lead Independent Director (or, if he is not available, the Chairman of the Nominating/Corporate Governance Committee) may review and provide written approval of the terms of any related engagement with EMJ.

EMJ leases 41,964 square feet of space in an office building adjacent to the Company’s office building pursuant to a lease agreement dated February 1, 2008. The aggregate of all payments made (or to be made) by EMJ to the Company from January 1, 2012 through the end of the contract term of this lease (July 31, 2019) is approximately $7.8 million (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2012 having totaled $899,000. These payments reflect (i) an August 2010 modification to the initial February 2008 lease pursuant to which the original rent was reduced for a period of 18 months (through December 31, 2011) and the lease term was simultaneously extended for an additional 18 months at full rent and (ii) a January 2012 modification extending the reduced rental payments for an additional six months (through June 30, 2012).

Both the original lease and the subsequent modifications were approved by the Company’s Independent Directors in accordance with the Bylaws. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

On March 11, 2010, The Promenade D’Iberville, LLC (“TPD”), a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M. Hanna Construction Co., Inc. (“M Hanna”), Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D’Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327,000 allegedly owed under the construction contract. For additional information concerning this litigation, please refer to Item 3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that lease 27 spaces representing approximately 23,671 square feet in 20 of the Company’s malls as tenants. Such spaces are operated as food service and entertainment establishments. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2012 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $21,558,000, with such payments during fiscal 2012 having totaled $2,594,000. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2012, to the extent that the value of such officer’s interest in the aggregate lease payments to the Company exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates(1)	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer’s Aggregate Ownership Interest($)(2)
Charles B. Lebovitz Chairman of the Board of Directors	9	196,000
John N. Foy Vice Chairman of the Board of Directors, Chief Financial Officer , Treasurer and Secretary (3)	4	536,000
Stephen D. Lebovitz Director, President and Chief Executive Officer	2	282,000
Farzana K. Mitchell Executive Vice President – Chief Financial Officer and Treasurer	2	527,000
Augustus N. Stephas Executive Vice President and Chief Operating Officer	9	1,802,000
Michael I. Lebovitz Executive Vice President – Development and Administration	9	1,258,000
Ben S. Landress Executive Vice President – Management	4	540,000

(1)	These partnership interests are held by each such individual either directly or, on a pro-rata basis, through their ownership interests in CBL’s Predecessor or other affiliated entities.
(2)    Excludes any future percentage rents based on sales levels which are not presently determinable.

(3)
Mr. Foy retired from his positions as Chief Financial Officer, Treasurer and Secretary of the Company effective September 10, 2012, and retired as a director and Vice Chairman of the Board of the Company effective December 12, 2012.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2012 were all ratified by the

Independent Directors. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Alan L. Lebovitz, a son of Charles B. Lebovitz, is the Company’s Senior Vice President – Asset Management, and Daniel M. Backer, the son-in-law of Charles B. Lebovitz, also is employed by the Management Company, which also employs all of the other personnel engaged in the operation of our business. Each receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers. During 2012, the aggregate compensation paid to each of these individuals (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was as follows: Alan L. Lebovitz – $514,000 and Daniel M. Backer – $151,000. Each also is eligible for equity awards under the Company’s 2012 Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of senior vice president or higher, and the compensation of Daniel M. Backer was approved by the Compensation Committee pursuant to the related person transaction approval procedures set forth in Section I(E) of the Company’s Code of Business Conduct.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $100 million line of credit and a $50 million term loan, as amended on February 22, 2013, from a group of banks led by First Tennessee, which mature in 2016 and 2018, respectively. There was approximately $10.6 million outstanding on this line of credit as of December 31, 2012. The term loan was fully funded at closing. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company’s independent auditors for the fiscal year ending December 31, 2013.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2011 and 2012 by Deloitte & Touche in the amounts set forth in the following table.

	2011	2012
Audit Fees (1)	$845,000	$845,500
Audit-Related Fees (2)	286,000	300,250
Tax Fees – Compliance (3)	212,500	225,000
Tax Fees – Consulting (4)	587,110	367,190
Total	$1,930,610	$1,737,940

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and 2012, the audit of the Company’s internal controls over financial reporting as of December 31, 2011 and 2012, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2011 and 2012 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company’s fiscal year ending December 31, 2013. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company’s independent auditors for the 2013 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company’s independent auditors for the 2013 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2013

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K/A that we filed with the SEC on September 27, 2011, and in accordance with the advisory recommendation of our stockholders at the 2011 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our stockholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section comprising pages 21 through 37 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the Executive Compensation section).

We do not have any employees other than the Company’s statutory officers. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers has an employment agreement with the Company and we do not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of shares under our Stock Incentive Plan as described above in the Executive Compensation section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, the Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Stockholder Resolution

Under this Proposal 3, stockholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the Executive Compensation section of the Company’s proxy statement for its 2013 Annual Meeting of

Stockholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s stockholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the stockholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the shares of our Common Stock present or represented at the Annual Meeting. The stockholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2014 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 29, 2013, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy statement and annual report, you must contact your broker, bank or other nominee.

    If you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Senior Vice President – Investor Relations/Corporate Investments, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
President and Chief Executive Officer

Chattanooga, Tennessee
March 29, 2013

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO SENIOR VICE PRESIDENT –INVESTOR RELATIONS/CORPORATE INVESTMENTS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL	®

CBL & ASSOCIATES PROPERTIES, INC.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 12, 2013.

Vote by Internet
	•	Go to www.investorvote.com/CBL
[QR Code]	•	Or scan the QR code with your smartphone
	•	Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in     ☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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A	Proposals - The Board of Directors recommends a vote FOR all nominees listed, FOR Proposal 2, and FOR Proposal 3.

1.	To re-elect five directors, Stephen D. Lebovitz, Thomas J. DeRosa, Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker, to serve for one year and until their respective successors have been duly elected and qualified.

		For	Withhold			For	Withhold			For	Withhold
01-	Stephen D. Lebovitz (1-year term)	☐	☐	02-	Thomas J. DeRosa (1-year term)	☐	☐	03-	Matthew S. Dominski (1-year term)	☐	☐

		For	Withhold			For	Withhold
04-	Kathleen M. Nelson (1-year term)	☐	☐	05-	Winston W. Walker (1-year term)	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2013.	☐	☐	☐	3.	An advisory vote on the approval of executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address - Please print your new address below.

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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CBL	®

CBL & ASSOCIATES PROPERTIES, INC.

Proxy - CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 13, 2013, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)